As filed with the Securities and Exchange Commission on November 14, 2001

                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     -------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      -------------------------------------
                              Thor Industries, Inc.
             (Exact Name of Registrant as Specified in Its Charter)
                     ---------------------------------------

        Delaware                                            93-0768752
(State or Other Jurisdiction of                           (I.R.S. Employer
 Incorporation or Organization)                            Identification No.)

                              419 West Pike Street
                           Jackson Center, Ohio 45334
                                 (937) 596-6849
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)
--------------------------------------------------------------------------------
                               Wade F.B. Thompson
                      President and Chief Executive Officer
                              Thor Industries, Inc.
                              419 West Pike Street
                           Jackson Center, Ohio 45334
                                 (937) 596-6849
                      (Name, Address and Telephone Number,
                   including Area Code, of Agent For Service)
                                   Copies to:

                                Alan Siegel, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                               590 Madison Avenue
                            New York, New York 10022
                                 (212) 872-1000

        Approximate date of commencement of proposed sale to the public: From time to time as determined by the selling stockholders.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]


                                                   CALCULATION OF REGISTRATION FEE
========================================== ====================== ===================== ===================== ======================
                                                  Amount                Proposed              Proposed              Amount of
  Title of Securities To Be Registered             To Be            Maximum Offering     Maximum Aggregate         Registration
                                              Registered (1)      Price Per Share (2)    Offering Price (2)          Fee (2)
------------------------------------------ ---------------------- --------------------- --------------------- ----------------------
------------------------------------------ ---------------------- --------------------- --------------------- ----------------------
Common Stock, par value $0.10 per share       952,784 shares            $34.115             $32,504,226             $8,126.06
------------------------------------------ ---------------------- --------------------- --------------------- ----------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of shares of common stock as may be required to prevent dilution resulting from stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for Thor Industries, Inc.'s common stock as reported on The New York Stock Exchange on November 12, 2001 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to completion, dated November 14, 2001


                                 952,784 Shares

                              Thor Industries, Inc.

                                  Common Stock

                                -----------------

        This prospectus relates to 952,784 shares of our common stock that we issued to certain affiliates of Summit Partners, a private equity firm, and James R. Brotherson, whom we refer to in this prospectus as the selling stockholders. The selling stockholders, as former stockholders or optionholders of Keystone RV Company, obtained the shares of our common stock offered by this prospectus in connection with our acquisition of Keystone RV Company on November 9, 2001. As part of the Keystone acquisition, we granted the selling stockholders contractual registration rights that obligate us to register these shares for resale. The registration statement of which this prospectus is a part is being filed pursuant to our contractual obligations to the selling stockholders.

        Shares of our common stock are traded on The New York Stock Exchange under the symbol "THO". On November 13, 2001, the last reported sale price of our common stock was $35.20 per share.

                               -----------------

        Investing in the shares of our common stock involves a high degree of risk. For more information, please see "Risk Factors" beginning on page 4.

                                -----------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------


                The date of this prospectus is November 14, 2001.

                                TABLE OF CONTENTS
                                                                           Page

Where You Can Find More Information............................................2
Cautionary Statements Concerning Forward-Looking Statements....................2
Our Company....................................................................3
Risk Factors...................................................................4
Use of Proceeds................................................................9
Selling Stockholders...........................................................9
Plan of Distribution..........................................................10
Indemnification of Directors and Officers.....................................12
Legal Matters.................................................................12
Experts  .....................................................................12

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy shares of our common stock in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is correct as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our common stock.

        References to "Thor," "our company," "we," "us" and "our" in this prospectus are references to Thor Industries, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

                       WHERE YOU CAN FIND MORE INFORMATION

        Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of The New York Stock Exchange.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

         1.   Our Annual Report on Form 10-K for the year ended July 31, 2001.

         2. Our Amendment Number 1 to our Annual Report on Form 10-K/A for the year ended July 31, 2001.

         2.   Our Current Report on Form 8-K dated October 31, 2001.

         3.   Our Current Report on Form 8-K dated November 9, 2001.

         4. The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 8, 1986 and any report filed for the purpose of updating this description.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, excluding all exhibits unless the exhibits have specifically been incorporated by reference in such documents. You should direct any requests for documents to us at the following address: Thor Industries, Inc., 419 West Pike Street, Jackson Center, Ohio 45334, Attention: Secretary, (937) 596-6849.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any other information or any different information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of these documents.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities

Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. You should carefully review all information included or incorporated by reference into this prospectus.

        In addition to the risk factors described in the "Risk Factors" section beginning on page 4 of this prospectus, the following important factors could affect future results, causing these results to materially differ from those expressed in our forward-looking statements:

        o        the success of new product introductions;

        o        the pace of acquisition and cost structure improvements; and

        o competitive and general economic conditions, including the effects of the September 11, 2001 terrorist attacks.

        These factors and the other risk factors described in this prospectus or incorporated by reference are not necessarily all of the important factors that could cause actual results to materially differ from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also harm our future results. The forward-looking statements included in this prospectus or incorporated by reference are made only as of the date of this prospectus and we cannot assure you that projected results or events will be achieved. We disclaim any obligation or undertaking to disseminate any updates or revisions to any change in expectation after the date of this prospectus or any change in events, conditions or circumstances upon which any statement is based, except as required by law.

                                   OUR COMPANY

        Our company, founded in 1980, produces and sells recreation vehicles and small and mid-size buses in the United States and Canada.

Recreation Vehicles

        We sell a wide variety of recreation vehicles, as well as related parts and accessories. The principal types of recreation vehicles that we produce and sell are:

        o Travel Trailers. Travel trailers are non-motorized vehicles which are designed to be towed by passenger automobiles, pickup trucks or vans. We produce "conventional," "fifth wheel" and "fold-down" travel trailers. Conventional and fold-down camping trailers are towed by means of a frame hitch attached to the towing vehicle. Fifth wheel trailers, designed to be towed by pickup trucks, are constructed with a raised forward section that is attached to the bed area of the pickup truck.

        o Motorhomes. A motorhome is a self-powered vehicle built on a motor vehicle chassis. The interior typically includes a driver's area, kitchen, bathroom and dining and sleeping areas. Motorhomes are self-contained with their own lighting, heating, cooking, refrigeration, sewage holding and water storage facilities, so that they can be lived in without being attached to utilities.

        Generally, all of our operating subsidiaries introduce new or improved lines or models of recreation vehicles each year. Changes typically include new sizes and floorplans, different decors or design features and engineering improvements.

Buses

        Our line of small and mid-size buses are sold under the names ElDorado National and Champion Bus, and consists of airport shuttle buses, intra-urban and inter-urban mass transportation buses and buses for tourist uses. Our buses are produced according to specific orders which are normally obtained by dealers. We estimate that we have a 37% share of the U.S. and Canadian small and mid-size bus market.

        Our principal executive offices are located at 419 West Pike Street, Jackson Center, Ohio 45334. Our telephone number at that address is (937) 596-6849. Our internet address is http://www.thorindustries.com. The information found on our web site is not intended to be a part of this prospectus.

                                  RISK FACTORS

        The following risk factors should be considered carefully in addition to the other information contained in this prospectus. The risks and uncertainties described below are not the only ones we face and represent some of the risks that our management believes are material to our company and our business. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed.

                         Risks Relating To Our Business

The recreation vehicle and small and mid-size bus industries are highly competitive.

        The recreation vehicle and bus industries that we are currently engaged in are highly competitive and we have numerous competitors and potential competitors. Competition in these industries is based upon price, design, value, quality and service. Competitive pressures, especially in the entry-level segment of the recreation vehicle market for travel trailers, have, from time to time, resulted in a reduction of our profit margins. Sustained increases in these competitive pressures could have a material adverse effect on our results of operations. There can be no assurance that existing or new competitors will not develop products that are superior to our recreation vehicles or small or mid-size buses or that achieve better consumer acceptance, thereby adversely affecting our market share, sales volume and profit margins.

Our businesses are highly cyclical and this can lead to fluctuations in our operating results.

        The industries in which we operate are highly cyclical and there can be substantial fluctuations in our manufacturing, shipments and operating results. Consequently, the results for any prior period may not be indicative of results for any future period. Companies within the recreation vehicle and bus industries are subject to volatility in operating results due to external factors such as general economic conditions, including consumer confidence, employment rates, prevailing interest rates, inflation, and other economic conditions affecting consumer attitudes and disposable consumer income generally, demographic changes and political changes. Specific factors affecting the recreation vehicle industry include:

        o overall consumer confidence and the level of discretionary consumer spending, which have had an adverse effect on our business during the past 18 months and may continue to be weak;

        o      inventory levels;

        o      general economic conditions;

        o      interest rates;

        o      employment trends;

        o the amount of backlog, which may be a predictor of near-term future revenues; and

        o      fuel availability and prices.

        We cannot assure you that the factors that have adversely affected our business in fiscal 2001 will not continue to have an adverse effect in fiscal 2002 and beyond.

A significant portion of our sales of small and mid-size buses are derived from state and local transportation authorities.

        Approximately 60% of our bus sales are derived from contracts with state and local transportation authorities, in some cases with partial funding from federal agencies. There can be no assurance that these authorities will not reduce their expenditures for our buses in the future as a result of budgetary constraints or otherwise. A reduction in the purchase of our buses by these authorities could have an adverse effect on our business and results of operations.

Recent acts of domestic terrorism may impact our recreation vehicle and bus business.

        On September 11, 2001, the United States was attacked by terrorists. The effects of these events have resulted in a decline in business and vacation travel, group conventions and tourism, as well as reduced operations by airlines due to, among other things, decreased demands for air travel, new security directives and increased costs. The magnitude and duration of these effects is unknown and cannot be predicted. Continued negative market conditions related to those terrorist actions, any future occurrences of similar events, and potential responsive action by the United States and other countries which perpetuates a climate of war could cause a further downturn in the airline and hotel industries. As a result, demand for our recreation vehicles and buses could be adversely affected.

Our recreation vehicle business is seasonal, and this leads to fluctuations in sales, production and net income.

        We have experienced, and expect to continue to experience, significant variability in sales, production and net income as a result of seasonality in our businesses. Demand in the recreation vehicle industry generally declines during the winter season, while sales and profits are generally highest during the spring and summer months. In addition, unusually severe weather conditions in some markets may delay the timing of purchases and shipments from one quarter to another.

Our business is affected by the availability and terms of financing to dealers and retail purchasers.

        Our business is affected by the availability and terms of financing to dealers and retail purchasers. Substantial increases in interest rates and decreases in the general availability of credit have had an adverse impact upon our business and results of operations in the past and may continue to do so in the future.

Changes in consumer preferences for our products or our failure to gauge those preferences could lead to reduced sales and additional costs.

        We cannot be certain that historical consumer preferences for our products in general, and recreation vehicles in particular, will remain unchanged. We believe that the introduction of new features, designs and models will be critical to the future success of our recreation vehicle operations. Delays in the introduction of new models, designs or product features, or a lack of market acceptance of new models, designs or product features could have a material adverse effect on our business. For example, we may incur significant additional costs in designing or redesigning models that are not accepted in the marketplace. Products may not be accepted for a number of reasons, including changes in consumer preferences or our failure to properly gauge consumer preferences. Further, we cannot be certain that new product introductions will not reduce revenues from existing models and adversely affect our results of operations. In addition, there can be no assurance that any of these new models or products will be introduced to the market on time or that they will be successful when introduced.

If the frequency and size of product liability and other claims against us rises, our business, results of operations and financial condition may be harmed.

        We are frequently subject, in the ordinary course of business, to litigation involving product liability and other claims, including wrongful death, against us related to personal injury and warranties. We partially self-insure our product liability claims and also purchase product liability insurance in the commercial insurance market. We cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any increase in the frequency and size of these claims, as compared to our experience in prior years, may cause the premium that we are required to pay for insurance to rise significantly. It may also increase the amounts we pay in punitive damages, not all of which are covered by our insurance.

When we introduce new products into the marketplace we may incur expenses that we did not anticipate, which, in turn, can result in reduced earnings.

        The introduction of new models of recreation vehicles and buses is critical to our future success. We may incur unexpected expenses, however, when we introduce new models of recreation vehicles and buses. For example, we may experience unexpected engineering or design flaws that will force a recall of a new product. The costs resulting from these types of problems could be substantial, and could have a significant adverse effect on our earnings.

Our cash resources were reduced as a result of the Keystone acquisition.

        Upon consummation of the acquisition of Keystone RV Company, we had cash and cash equivalents of approximately $19 million. Although we believe that these resources and cash from our operations will be sufficient to fund our operations for the foreseeable future, we may be more vulnerable to the recent downturn in the U.S. economy and to competitive pressures. Consequently, we may need to seek additional sources of financing. There can be no assurance that additional financing will be available or, if available, that it can be obtained on a timely basis and on terms acceptable to us.

Fuel shortages, or higher prices for fuel, could have a negative effect on sales of our recreation vehicles.

        Gasoline or diesel fuel is required for the operation of recreation vehicles. There can be no assurance that the supply of these petroleum products will continue uninterrupted, that rationing will not be imposed or that the price of or tax on these petroleum products will not significantly increase in the future. Shortages of gasoline and substantial increases in the price of gasoline have had a material adverse effect on the recreation vehicle industry as a whole in the past and could have a material adverse effect on our business in the future.

Our repurchase agreements with floor plan lenders could result in increased costs.

        In accordance with customary practice in the recreation vehicle industry, upon the request of a lending institution financing a dealer's purchase of our products and after completion of a credit investigation of the dealer involved, we will execute a repurchase agreement with the lending institution. Repurchase agreements provide that, for up to 12 months after a recreation vehicle is financed and in the event of default by the dealer, we will repurchase the recreation vehicle repossessed by the lending institution for the amount then due, which is usually less than 100% of dealer's cost. The difference between the gross repurchase price and the price at which the repurchased product can then be resold, which is typically at a discount to the original sale price, is an expense to us. Thus, if we were obligated to repurchase a substantially greater number of recreation vehicles in the future, this would increase our costs.

For some of our components, we depend on a small group of suppliers, and the loss of any of these suppliers could affect our ability to obtain components at competitive prices, which would decrease our margins.

        Most recreation vehicle and bus components are readily available from a variety of sources. However, a few components are produced by only a small group of quality suppliers that have the capacity to supply large quantities on a national basis. Primarily, this occurs in the case of chassis for our motor homes and buses, where Ford Motor Company and General Motors are the dominant suppliers. The recreation vehicle industry as a whole has from time to time experienced shortages of chassis due to the concentration or allocation of available resources by suppliers of chassis to the manufacturers of vehicles other than recreation vehicles or for other causes. Historically, in the event of an industry-wide restriction of supply, Ford Motor Company and General Motors have allocated chassis among us and our competitors based on the volume of chassis previously purchased. If Ford Motor Company or General Motors were to discontinue the manufacturing of motor home or bus chassis, or if as a group all of our chassis suppliers significantly reduced the availability of chassis to the industry, our business could be adversely effected. Similarly, shortages, production delays or work stoppages by the employees of Ford Motor Company, General Motors or other chassis suppliers could have a material adverse effect on our sales. Finally, as is standard in the industry, arrangements with chassis suppliers are terminable at any time by either our company or the chassis supplier. If we cannot obtain an adequate chassis supply, this could result in a decrease in our sales and earnings.

Our business is subject to numerous federal, state and local regulations.

        We are subject to numerous federal, state and local regulations governing the manufacture and sale of our products, including the provisions of the National Traffic and Motor Vehicle Safety Act, or NTMVSA, and the safety standards for recreation vehicles and components which have been promulgated under the NTMVSA by the Department of Transportation. The NTMVSA authorizes the

National Highway Traffic Safety Administration to require a manufacturer to recall and repair vehicles which contain certain hazards or defects. Any recalls of our vehicles, voluntary or involuntary, could have a material adverse effect on our company.

        We are also subject to federal and numerous state consumer protection and unfair trade practice laws and regulations relating to the sale, transportation and marketing of motor vehicles, including so-called "Lemon Laws". Federal and state laws and regulations also impose upon vehicle operators various restrictions on the weight, length and width of motor vehicles, including buses and motor homes, that may be operated in certain jurisdictions or on certain roadways. Certain jurisdictions also prohibit the sale of vehicles exceeding length restrictions. Finally, federal and state authorities also have various environmental control standards relating to air, water, noise pollution and hazardous waste generation and disposal which affect our business and operations. Failure to comply with any of the foregoing laws or regulations could have an adverse impact on our business.

Provisions in our charter documents and of Delaware law may make it difficult for a third party to acquire our company and could depress the price of our common stock.

        Our Restated Certificate of Incorporation contains certain supermajority voting provisions that could delay, defer or prevent a change in control of our company. These provisions could also make it more difficult for you and other stockholders to elect directors, amend our Restated Certificate of Incorporation and take other corporate actions.

        We are also  subject  to  certain  provisions  of the  Delaware  General
Corporation Law that could delay, deter or prevent us from entering into an acquisition, including provisions which prohibit a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met. The existence of these provisions could limit the price that investors are willing to pay in the future for shares of our common stock and may deprive you of an opportunity to sell your shares at a premium over prevailing prices.

We will continue to be controlled by one of our shareholders.

        Upon completion of the offering of the shares of our common stock, Wade F.B. Thompson, our President and Chief Executive Officer and Chairman of our board of directors will directly or indirectly own or exercise voting control over an aggregate of 4,518,430 shares of our common stock (not including shares held by a trust for the benefit of Mr. Thompson's children which Mr. Thompson does not control), representing 32% of our issued and outstanding voting stock. As a result, Mr. Thompson will be able to significantly influence most matters requiring approval by our shareholders, including the election of board members and the approval of mergers or other business combination transactions.

                    Risks Related to the Keystone Acquisition

We cannot assure you that we will be able to integrate our company and Keystone as successfully as we would like, and consequently, we may not achieve the anticipated benefits of the Keystone acquisition.

        We are acquiring Keystone with the expectation that the acquisition will result in opportunities for economies of scale in general, and purchasing efficiencies in particular. We will not be able to achieve the benefits of the acquisition unless we are able to successfully and efficiently integrate our company and Keystone. We cannot assure you that this will occur.

We are dependent on Keystone's senior management.

         We believe that the success of the Keystone acquisition will depend, in part, on the contributions of Keystone's senior management. Although each of these individuals has indicated a willingness to stay on after the acquisition and has signed a comprehensive non-compete agreement, there is no assurance that these individuals will remain with Keystone. If one or more of these individuals were no longer active in Keystone's business, it may have an adverse impact on our ability to integrate the operations of our company and Keystone.

                                 USE OF PROCEEDS

        The net proceeds from the sale of the shares of our common stock will be received solely by the selling stockholders. Accordingly, we will not receive any of the proceeds from the sale of the shares of our common stock.

                              SELLING STOCKHOLDERS

        The table below sets forth information regarding ownership of our common stock by the selling stockholders on November 13, 2001 and the shares of our common stock to be sold by them under this prospectus. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.


                                               Securities Owned Prior to                       Securities Owned After
                                                        Offering                                        Offering
                                              -----------------------------                  -----------------------------
Name of Selling Stockholder                      Shares         Percent        Shares of         Number of         Percent
                                                   of             of          Common Stock       Shares of            of
                                              Common Stock   Common Stock    Offered Hereby     Common Stock     Common Stock

Summit Investors III, L.P.                         28,105         *               28,105             0                *
Summit Ventures V, L.P.                           650,674        4.6             650,674             0                *
Summit V Companion Fund, L.P.                     123,777         *              123,777             0                *
Summit V Advisors Fund (QP), L.P.                  44,409         *               44,409             0                *
Summit V Advisors Fund, L.P.                       13,576         *               13,576             0                *
James R. Brotherson                                 5,626         *                5,626             0                *

-------------------
*  Less than one percent


        The information provided in the table above with respect to the selling stockholders has been obtained from the selling stockholders.

        The difference between the number of shares covered by this prospectus and the number of shares in the table above to be offered by the selling stockholders represents additional shares of our common stock that we could be required to issue to the selling stockholders as a merger consideration adjustment following the completion of audited financial statements after our acquisition of Keystone RV Company.

        Except as otherwise disclosed above or in documents incorporated herein by reference, the selling stockholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

        We are registering the shares of our common stock on behalf of the selling stockholders. A selling stockholder is a person or entity named on page 9 of this prospectus and also includes any donee, pledgee, transferee or other successor-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by our company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares, which will be borne by the selling stockholders. Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on The New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares or a combination of these methods of sale, at market prices prevailing at the time of sale, at prices related to then current market prices or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of our common stock, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares of our common stock by the selling stockholders.

        The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares of our common stock or of securities convertible into or exchangeable for these shares in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver shares to close out such short positions. In addition, the selling stockholders may enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of the shares of common stock offered by this prospectus, which these broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling stockholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

        The selling stockholders may make these transactions by selling shares of our common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. The shares may be sold by one or more of, or a combination of, the following:

        o a block trade in which the broker-dealer so engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

        o an exchange distribution in accordance with the rules of such exchange;

        o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

        o     privately negotiated transactions.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

        Broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.

        The selling stockholders and any broker-dealers that act in connection with the sale of shares of our common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Because selling stockholders may be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act. Our company has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        Selling stockholders also may resell all or a portion of their shares of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of Rule 144.

        Upon our company being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

        o the name of each selling stockholder and of the participating broker-dealer(s);

        o     the number of shares involved;

        o     the initial price at which the shares were sold;

        o the commissions paid or discounts or concessions allowed to the participating broker-dealer(s), where applicable;

        o that the participating broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

        o     other facts material to the transactions.

         In addition, upon our company being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares of our common stock pursuant to this prospectus, a supplement to this prospectus will be filed.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law grants each corporation organized under Delaware law, such as our company, the power to indemnify its directors and officers in certain circumstances.

        Our bylaws and Restated Certification of Incorporation provide for indemnification of our directors and officers to the extent permitted by Section
145. Additionally, our bylaws and Restated Certificate of Incorporation provide that a director shall not be personally liable to our company or our stockholders for monetary damages for the breach of any fiduciary duty as director, except (a) for any breach of the director's duty of loyalty to our company or our stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, as amended from time to time, or
(d) for any transaction from which the director derived an improper personal benefit.

        We have also entered into indemnification agreements with each of our directors and senior officers. These agreements generally obligate us to indemnify them for liability incurred by them as a result of their services as directors or officers, subject to limited exceptions. In addition, we maintain policies of insurance under which our directors and officers are insured, subject to specified exclusions, deductible amounts and policy limits, against loss arising from any claim which may be made against any of our directors or officers by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in the scope of their respective duties.

        Except to the extent set forth above, there is no provision of the Restated Certificate of Incorporation or bylaws, contract, arrangement or statute under which any director or officer of our company is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

        With respect to possible indemnification of directors, officers and controlling persons of our company for liabilities arising under the Securities Act pursuant to the foregoing provisions, we are aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

        The validity of the shares of our common stock offered pursuant to this prospectus will be passed upon for our company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York. Alan Siegel, a director of our company, is a member of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Siegel does not own any shares of our common stock but holds options to acquire 5,000 shares of our common stock.

                                     EXPERTS

        The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended July 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

                                                                                Amount

         Securities and Exchange Commission filing fee.........................       $8,126
         Printing expenses.....................................................       10,000
         Legal fees and expenses...............................................       25,000
         Accounting fees and expenses..........................................       35,000
         Miscellaneous.........................................................        3,539
         New York Stock Exchange listing fees..................................        3,335
                                                                                 -----------
             Total.............................................................  $    85,000
                                                                                 ===========

        All of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law grants each corporation organized under Delaware law, such as the registrant, the power to indemnify its directors and officers in certain circumstances.

        The registrant's bylaws and Restated Certification of Incorporation provide for indemnification of its directors and officers to the extent permitted by Section 145. Additionally, the registrant's bylaws and Restated Certificate of Incorporation provide that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for the breach of any fiduciary duty as director, except (a) for any breach of the director's duty of loyalty to the registrant or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, as amended from time to time, or (d) for any transaction from which the director derived an improper personal benefit.

        The registrant has also entered into indemnification agreements with each of its directors and senior officers. These agreements generally obligate the registrant to indemnify them for liability incurred by them as a result of their services as directors or officers, subject to limited exceptions. In addition, the registrant maintains policies of insurance under which its directors and officers are insured, subject to specified exclusions, deductible amounts and policy limits, against loss arising from any claim which may be made against any of its directors or officers by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in the scope of their respective duties.

        Except to the extent set forth above, there is no provision of the Restated Certificate of Incorporation or bylaws, contract, arrangement or statute under which any director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

ITEM 16.        EXHIBITS

        The following is a list of exhibits filed as part of this registration statement.

     Exhibit
     Number                         Description
----------------  --------------------------------------------------------------
     5            Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

     23.1 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in the opinion filed as Exhibit 5).

     23.2         Consent of Deloitte and Touche LLP.

     24 Power of Attorney (included in the signature page of this Registration Statement).

     99.1 Registration Rights Agreement, dated as of November 9, 2001, by and among Thor Industries, Inc. and certain holders of shares of capital stock of Thor Industries, Inc. (incorporated herein by reference to Exhibit 10.2 of Thor Industries, Inc.'s Current Report on Form 8-K, filed with the SEC on November 13,
                  2001).

     99.2 Stock Restriction Agreement, dated as of November 9, 2001, by and among Thor Industries, Inc. and certain holders of shares of capital stock of Thor Industries, Inc. (incorporated herein by reference to Exhibit 10.3 of Thor Industries, Inc.'s Current Report on Form 8-K, filed with the SEC on November 13,
                  2001).

ITEM 17.      UNDERTAKINGS

        The undersigned registrant hereby undertakes:

           (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided,  however, that paragraphs (1)(i) and (1)(ii) above do not apply if the
--------   -------
registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The  undersigned  registrant  hereby  undertakes  that,  for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Thor Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on November 14, 2001.

                                      THOR INDUSTRIES, INC.

                                      By:      /s/ Wade F.B. Thompson
                                               ---------------------------------
                                      Name:    Wade F.B. Thompson
                                      Title:   President, Chairman of the Board
                                               and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below each severally constitutes and appoints Wade F.B. Thompson, as true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement (and any post-effective amendments) relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent, or his substitute, may lawfully do, or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                                        Title                                     Date
     ---------                                        -----                                     -----
                                        President, Chairman of the Board of
/s/ Wade F.B. Thompson                  Directors and Chief Executive Officer            November 14, 2001
---------------------------                (principal executive officer)
Wade F.B. Thompson

/s/ Peter B. Orthwein                   Vice-Chairman of the Board of                    November 14, 2001
---------------------------               Directors and Treasurer
Peter B. Orthwein

/s/ Neil D. Chrisman                                   Director                          November 14, 2001
---------------------------
Neil D. Chrisman

/s/ Alan Siegel                                        Director                          November 14, 2001
---------------------------
Alan Siegel

/s/ Jan H. Suwinski                                    Director                          November 14, 2001
---------------------------
Jan H. Suwinski

/s/ William C. Tomson                                  Director                          November 14, 2001
---------------------------
William C. Tomson

                                     II - 4

/s/ Walter L. Bennett                        Senior Vice President, Chief                November 14, 2001
---------------------------               Administrative and Financial Officer
Walter L. Bennett                         (principal accounting and financial
                                                      officer)


                                  EXHIBIT INDEX

   Exhibit
   Number                               Description
--------------  ----------------------------------------------------------------
   5            Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

   23.1 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in the opinion filed as Exhibit 5).

   23.2         Consent of Deloitte and Touche LLP.

   24 Power of Attorney (included in the signature page of this Registration Statement).

   99.1 Registration Rights Agreement, dated as of November 9, 2001, by and among Thor Industries, Inc. and certain holders of shares of capital stock of Thor Industries, Inc. (incorporated herein by reference to Exhibit 10.2 of Thor Industries, Inc.'s Current Report on Form 8-K, filed with the SEC on November 13, 2001).

   99.2 Stock Restriction Agreement, dated as of November 9, 2001, by and among Thor Industries, Inc. and certain holders of shares of capital stock of Thor Industries, Inc. (incorporated herein by reference to Exhibit 10.3 of Thor Industries, Inc.'s Current Report on Form 8-K, filed with the SEC on November 13, 2001).


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